Exhibit 10.8
Cash-Based Award Agreement
Pursuant To The
Carvana Co. 2026 Omnibus Incentive Plan
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Participant: _____________________________
Grant Date: ______________________________
Target Amount of Cash Subject to Award: $__________
Maximum Amount of Cash Subject to Award: $__________
Performance Period: _______________________________________
* * * * *
THIS CASH-BASED AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Carvana Co., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Carvana Co. 2026 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and
WHEREAS, pursuant to Section 10.3 of the Plan it has been determined that it would be in the best interests of the Company to grant the Cash-Based Award (“Award”) provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.Grant of Cash-Based Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the amount of cash specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made to the amount of cash specified herein, except as otherwise specifically provided for in the Plan or this Agreement.

3.Earning of Award.
(a)General. Subject to the Plan, this Agreement and the Participant’s continued employment through the payment date described in Section 4 below, the amount of the Award that will be earned is a function of the extent to which the [________________] (as defined below) performance goal, [__________________] (as defined below) performance goal, and [____________________](as defined below) performance goal, as set forth in Exhibit A, are achieved during the Performance Period.
(b)Weighting. In determining the amount of the Award, each performance goal will be weighted. As set forth in Exhibit A, the [______________] performance goal will be weighted [__]%, the [___________] performance goal will be weighted [__]%, and the [__________] performance goal will be weighted [__]%.
(c)[Performance Goals].
(d)Change in Control Prior to Earnings Release. If a Change in Control occurs prior to the date the Company files its [____] Earnings Release with the U.S. Securities and Exchange Commission, the Performance Period will be deemed to end on the earlier of (i) the closing of the transaction that results in a Change in Control and (ii) December 31, [____] and the Participant shall be entitled to receive a lump sum cash payment equal to the Target Amount described above multiplied by a fraction, the numerator of which is the number of days in the Performance Period that have elapsed prior to the deemed end of the Performance Period, as set forth above, and the denominator of which is the total number of days in the Performance Period. To the extent permitted by Section 409A of the Code, the amount owed pursuant to this Section 3(c) shall be paid in a single sum cash payment no later than thirty (30) days following the closing of the transaction that result in a Change in Control (and if the Company concludes such accelerated payment would be impermissible under Section 409A of the Code, payment will be made at the time described in Section 4(a)).
4.Payment; Certification; Negative Discretion.
(a)General. Subject to the Participant’s continued employment and the provisions of Section 3 and Section 5, below, the earned Award, if any, will be paid in a single lump sum cash payment no later than thirty (30) days after the date the Company files its [_____] Earnings Release with the U.S. Securities and Exchange Commission and in no event will the earned Award, if any, be paid later than March 15, [______].
(b)Committee Certification; Negative Discretion. The Committee shall be responsible for determining whether, and to what extent, the performance goals set forth in this Agreement have been achieved. The Committee may reasonably rely on information from, and representations by, individuals within the Company in making such determination and, when made, such determination shall be final and binding on the Participant. The Committee shall retain the power to adjust the performance goals, the level of attainment of the performance goals or otherwise decrease (but not increase) the amount payable with respect to the Award.

5.Company Recoupment of Awards. Pursuant to Section 14.21 of the Plan, the Participant acknowledges that this Award is subject to potential forfeiture or recoupment to the fullest extent called for by any Company recoupment policy, other agreement or arrangement with a participant, or applicable federal or state law including, without limitation, any Company obligation to clawback “incentive-based compensation” under Section 10D of the Exchange Act. In addition, pursuant to any Company recoupment policy, other agreement, or applicable law, the Company may require the Participant to forfeit any future Award opportunity or require the Participant to repay any amounts previously paid pursuant to this Agreement if: (a) the Participant’s employment is terminated for Cause; or (b) the Committee, in its sole and absolute discretion, determines that the Participant engaged in serious misconduct that results or might reasonably be expected to result in financial or reputational harm to the Company including, without limitation, a situation where the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements and the Participant received an Award that was larger than the Award the Participant should have received as a result of such noncompliance. By accepting this Award, the Participant agrees to be bound by, and comply with, the terms of any such forfeiture or recoupment request by promptly returning any compensation subject to recovery by the Company as a result of the application of applicable federal or state law, any recoupment or clawback policy of the Company, including without limitation, the provisions of this Section 5.
6.Non-Transferability. No portion of the Award may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant.
7.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
8.Withholding of Tax. The amount of cash payable pursuant to this Agreement, if any, shall be reduced in order to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Award.
9.Acceptance. The Award must be accepted by the Participant within a period of 60 days after the Grant Date by executing this agreement in accordance with Section 17, below. Subject to the Committee’s discretion, if the award is not accepted within this time period, the Award will be immediately forfeited.
10.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the

Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
11.Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such physical address or e-mail address as the Participant may have on file with the Company.
12.No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
13.Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Awards awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
14.Compliance with Laws. The Award and this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to pay any cash pursuant to this Agreement if such payment would violate any such requirements. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
15.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
16.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument; provided, however, that the Participant may be required to execute this Agreement through the electronic acceptance process provided by the Company or its designee.
18.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
19.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
20.Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Award described herein) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
21.Additional Agreements. As further consideration for this Award, the Participant agrees to be bound by the additional covenants and agreements attached hereto as Exhibit B, which is incorporated into this Agreement by reference.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
CARVANA CO.
By:
Name:
Title:
PARTICIPANT

Name: